SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED APRIL 16, 2008
(TO PROSPECTUS DATED JULY 27, 2007)

$355,107,356
(Approximate)

CWALT, INC.
Depositor

Credit Suisse Securities (USA) LLC
Sponsor and Seller

Alternative Loan Trust Resecuritization 2008-2R
Issuing Entity

Resecuritization Pass-Through Certificates, Series 2008-2R

This Supplement revises the Prospectus Supplement dated April 16, 2008 to the Prospectus dated July 27, 2007 with respect to the above captioned series of certificates as follows:

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Credit Suisse

The date of this Supplement is April 25, 2008.

1.             On page S-9 of the Prospectus Supplement, the following paragraph is added immediately after the first paragraph under the heading “Amounts Available for Distributions on the Certificates”:

Provided, however, that, with respect to the first distribution date, interest and principal distributions on a class of certificates will be made from the initial deposit made by the underlying certificate seller on the first distribution date. The initial deposit for each class of deposited underlying certificates will equal the amount of interest and principal distributions made on that class of deposited underlying certificates on the first distribution date and will be deemed to be from the related class of deposited underlying certificates for such distribution date.

2.             On page S-36 of the Prospectus Supplement, the last sentence of the paragraph under the heading “Distributions on the Deposited Underlying Certificates; Account” is hereby deleted and replaced with the following:

It is expected that distributions on each class of Deposited Underlying Certificates (or with respect to the first Distribution Date, the related initial deposit from the Underlying Certificate Seller) will be received by the Trustee on each Distribution Date and will then be used to make distributions on that day to certificateholders as described below.

3.             On page S-38 of the Prospectus Supplement, the definitions of “Available Interest Funds” and “Available Principal Funds” are hereby deleted and replaced with the following, respectively:

“Available Interest Funds” from each class of Deposited Underlying Certificates (i) for the first Distribution Date will equal the portion of the related initial deposit received by the Trustee from the Underlying Certificate Seller equal to the distributions of interest on such class of Deposited Underlying Certificates for such Distribution Date or (ii) for any other Distribution Date will equal the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of interest on such class of Deposited Underlying Certificates.

“Available Principal Funds” from each class of Deposited Underlying Certificates will equal: (i)(a) for the first Distribution Date, the portion of the related initial deposit received by the Trustee from the Underlying Certificate Seller equal to the distributions of principal on such class of Deposited Underlying Certificates for such Distribution Date or (b) for any other Distribution Date, the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of principal on such class of Deposited Underlying Certificates, reduced by (ii) for any Distribution Date, the amounts described above under “—Expenses” that have not previously been paid by a reduction of Available Funds from such class of Deposited Underlying Certificates.